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Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Operator:	Good afternoon, ladies and gentlemen. Welcome to the conference call to discuss the Third Quarter Earnings Release of Eddie Bauer Holdings, Inc. as well as to address the announced merger of Eddie Bauer Holdings, Inc. and Eddie B. Holding Corp. A recording of this call including the Q&A will be available for replay later today and information on how to access the replay is available in the Q3 Earnings Press Release, a copy of which has been posted at www.eddiebauer.com. At this time I would like to turn the call over to Mr. Fabian Mansson, CEO of Eddie Bauer. Please go ahead, sir.

Fabian:	Thank you for joining us today to discuss our third quarter earnings. Joining me is David Taylor, our interim Chief Financial Officer. We will begin with some prepared remarks, after which we will open the lines for your questions for as long as time permits. Let me also remind you that during this call we may make forward-looking statements relating to the company’s expectations and beliefs concerning our future business and financial performance. These forward-looking statements are based on various assumptions and projections and are subject to risks and uncertainties and actual results may differ substantially. These forward-looking statements speak only as of the date stated and except as required by law we do not undertake any obligation to update these forward-looking statements. For further details, please refer to the risk factors and cautionary statements in our amended Form 10 registration statement and third quarter 10Q on file with the Securities and Exchange Commission.

I would like to begin the call with a brief statement addressing the announced merger agreement. As you know, we announced yesterday that our company and Eddie B. Holding Corp., a company owned by affiliates of Sun Capital Partners and Golden Gate Capital, have entered into a definitive agreement under which the affiliates of Sun Capital Partners and Golden Gate Capital have agreed to acquire us for $9.25 per share in cash. The per share consideration represents an approximate 12 percent premium to the prior four weeks’ average closing price of our common stock. The total transaction value is approximately $614 million including the assumption of approximately $328 million in debt as of September 30, 2006. The sale is the culmination of an exploration of strategic alternatives initiated by the company in May, 2006. We are required to file a joint proxy statement with the SEC within ten days in connection with the proposed merger.

Until the proxy is filed we will be limited in our ability to address all of your questions and therefore we urge you to read the proxy statement when it becomes available and any other relevant documents filed by the company with the SEC. Investors and stockholders may obtain a detailed list of names, affiliations and

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

interests of participants in the solicitation of proxies of Eddie Bauer stockholders to approve the merger by mailing a request to company headquarters. Investors and stockholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Eddie Bauer Holdings, Inc. will be available free of charge on the Investor Relations section of our website at eddiebauer.com. We also urge you to become familiar with all of the transaction-specific risks that we identify in any filings that either company may make, relating to the business combination under SEC regulations.

Let’s now turn to the results of the quarter. For the third quarter ended September 30, 2006, total revenues were $211.3 million compared to $217.3 million in the third quarter of 2005. Comparable store sales for the third quarter of 2006 declined by 1.5 percent. The net loss for the third quarter was $197.6 million or a loss of $6.58 per diluted share which included a good will impairment charge of $117.6 million. David will address the impairment charge in his remarks later on this call.

The net loss in the third quarter of 2005 was $10 million or 33 cents per diluted share. EBITDA for the third quarter of 2006 was a loss of $3.8 million adjusted for the good will impairment charge compared to income of $2.5 million for the year ago third quarter. Overall, the results for the quarter were as expected. July and August results were weak as we worked through the remaining inventory from the spring/summer seasons. But we began to see improvement in September as more of our fall line became available. Comparable store sales for the third quarter of 2006 declined by 1.5 percent. However, compared store sales during the month of September, 2006 increased by 5.9 percent driven in part by higher promotional activity as compared to the same period last year.

Fourth quarter to date comparable store sales through November 11, 2006 increased by 1.6 percent. Customer reaction to our fall and holiday merchandise in the fourth quarter is generally better than a year ago as we have not needed to incur the level of markdowns as we did in the same period last year. As you recall, following the disappointing fall and holiday results in 2005 we took steps to realign the offering with the needs and preferences of our core 30 to 54 year old customers. While the first items of the fall and holiday collection started arriving in stores earlier in the third quarter, it is important to note that the fall holiday products did not constitute the majority of available products in stores until after the Labor Day holiday.

Overall, we have reset the styling, fit and construction of the product line while leveraging our unique outdoor heritage as a key point of differentiation. The color

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

palette is more in line with Eddie Bauer’s tradition in emphasizing rich and natural colors that reference the outdoors. We also updated legacy products for which Eddie Bauer is known and that capitalize on the brand’s outdoor heritage.

Building upon the company’s reputation as an outerwear authority and on the successes of last year, we have increased our penetration of down outerwear and accessories. For example, in Women’s this season we are offering more lightweight and embroidered down products while in Men’s we have added more classically styled down products. In the pants category we took steps to improve the appeal and functionality of the line, including significant changes in the construction and fit of our styles in both Men’s and Women’s. Fueled in part by a successful pant-based promotion, initial customer response has been positive.

So in summary on the product side, we are encouraged by what we are seeing but understand that the peak holiday selling season is still ahead of us. As a result, we will be in a better position to comment on the overall success of our product redesign when we report fourth quarter and year end earnings.

To support the fall and holiday products, we have redirected our catalog and store merchandising to present more product-specific marketing, including products focused advertising that we launched in the November and December issues of key magazines such as Real Simple, Sunset, Men’s Health and Outside as well as a stronger emphasis on gift giving. We believe that the reduced emphasis on wardrobing or presentation of products as unified outfits in the fall and holiday sales materials and store displays has contributed to improved comparable sales versus the same period in the prior year, particularly in the Men’s categories where this revised approach has received the greatest emphasis.

In addition, our recent catalogues have featured more age-appropriate models that we believe better represent our target demographics as well as a greater emphasis on the individual product images to help customers more easily evaluate fit and finish. Another key marketing initiative for us in the third quarter was the launch of our full scale customer loyalty program, Eddie Bauer Friends. The program allows customers to accrue points that are redeemable for Eddie Bauer Reward Certificates. We tested the program for about 18 months with good results and believe it will be valuable in driving customer purchases and loyalty while facilitating our ability to track and market to our customers. As of November 4, 2006, approximately 700,000 customers have enrolled in our loyalty program.

On the real estate front, we opened eight new retail stores and six new outlet stores during the third quarter for a total of 389 stores at quarter end consisting of 275 retail stores and 114 outlet stores. All eight new retail stores opened during

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

the quarter were within 15 percent of our model store sites of 5,500 square feet. No stores were closed during the third quarter. For the fourth quarter we plan to open an additional five retail stores and one new outlet store. We do not plan to close any stores in the fourth quarter. For the year, we are on track to open 16 retail and eight outlet stores and have closed 28 retail stores and one outlet store through the third quarter.

In summary, we’re seeing some signs of improvement in our fall holiday product line and believe we are taking steps that will help facilitate our turnaround. Of course, the overall economic environment will be a factor as well and it remains to be seen how customers will ultimately respond throughout the rest of the holiday season. Let me know turn it over to David for an overview of our financials.

David:	Thank you, Fabian. My remarks today will consist primarily of an overview of the third quarter results. All the following information I’m about to discuss is presented in detail in our quarterly report on Form 10Q which is currently on file with the SEC and is accessible through the Investors section of our website.

For the third quarter ended September 30, 2006, total revenues were $211.3 million compared to $217.3 million in the third quarter of 2005. Total revenues for the third quarter of 2006 included net merchandise sales of $199.3 million, shipping revenues of $7.3 million, licensing royalty revenues of $3.2 million and royalty revenues from our foreign joint ventures of $1.4 million. This compares to the third quarter of 2005 where revenues included net merchandise sales of $204.7 million, shipping revenues of $7.5 million, licensing royalty revenues of $3.6 million and royalty revenues from our foreign joint ventures of $1.4 million.

Net merchandise sales for the third quarter of 2006 included $149.5 million of sales from retail and outlet stores and $49.8 million of sales from our direct channel which includes sales both from our catalogs and websites. This compares to $153.1 million of sales from the retail and outlet stores and $51.6 million of sales from our direct channel in the same period last year.

Comparable store sales for the third quarter of 2006 declined by 1.5 percent with negative comps in July and August partially offset by positive comps in September as Fabian mentioned previously. Gross margin for the third quarter of 2006 totaled $60.8 million, presenting a decrease of $5.6 million from the gross margin for the third quarter of 2005. Gross margin percentage for the third quarter of 2006 declined to 30.5 percent compared to 32.4 percent in the year ago period. The decrease was primarily attributable to decreased sales that resulted in higher levels of markdowns taken in order to drive the merchandise sales combined with

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

higher buying and occupancy costs as a percentage of the net merchandise sales as well as costs related to the customer rewards program that we launched during the third quarter.

SG&A expenses for the third quarter were $89.3 million or an increase of $100,000 from the prior year period. SG&A expenses as a percentage of net merchandise sales for the third quarter were 44.8 percent, up from 43.6 percent in the period year period. The increase reflects the spreading of these fixed costs over our declining merchandise sales number. The increase in SG&A expenses for the third quarter included increases in professional services — excuse me, professional service fees and legal expenses resulting from being a standalone public company and our evaluation of strategic alternatives as well as expenses associated with stock-based compensation, higher marketing related costs and increased depreciation and amortization expense. Offsetting these increases were lower catalog production and direct mail circulation costs, lower incentive related expenses, lower distribution costs and lower travel expenses as a result of the company’s cost cutting efforts. I would also note that in the three month period last year SG&A expense included a one-time refund credit of $800,000.

During the third quarter, as we noted in our press release, we completed an updated valuation of our enterprise value including a review of our indefinite live intangible assets in accordance with SFAS number 142 including our good will and trademarks. Impairment evaluations were conducted with the assistance of an independent valuation firm taking into account reasonable supportable assumptions and projections and estimates of projected future cash flows. Based on the analysis the fair value of our trademarks was determined to be equal to the net book value of $185 million and so no impairment charge was recorded related to our trademarks. However, the analysis also determined that with respect to good will the estimated enterprise fair value was less than our carrying value. And accordingly, we reported an impairment loss of $117.6 million related to our good will. The decline in our fair value since the fresh start reporting date of July 2, 2005, was due principally to the lower than originally expected revenues and gross margins.

Including the impairment of good will, our net loss for the third quarter of 2006 was $197.6 million or a loss of $6.58 per diluted share compared to a net loss of $10 million or $0.33 per diluted share in the third quarter of 2005. The net loss of $10 million in the third quarter of 2005 included a $287,000 loss from discontinued operations or one percent — or, excuse me, one cent per diluted share. Our net loss for the year to date period of 2006 is $275.1 million or a loss of $9.17 per diluted share compared to net income of $50.9 million in the same period of 2005. The net income of $50.9 million in the first nine months of 2005

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

included the $287,000 loss from discontinued operations that I talked about before as well as a second quarter 2005 pre-tax gain of $107.6 million related to the emergence from bankruptcy and our required adoption of fresh start accounting. Per share amounts have not been reported for the nine month period of 2005 since we were a wholly owned subsidiary of Spiegel for the majority of that period and there were no shares outstanding for the combined entity.

We emerged as a standalone entity on June 21, 2005 when Spiegel’s Chapter 11 plan of reorganization was declared effective and 30 million shares of common stock of Eddie Bauer Holdings were distributed to satisfy pre-petition claims.

Earnings from continuing operations before income taxes, interest expense and depreciation and amortization or EBITDA for the third quarter of 2006 was a loss of $3.8 million adjusted for the good will impairment charge, compared to income of $2.5 million for the year ago third quarter. EBITDA is a non-GAAP financial measure that we believe is an important metric because it’s a key factor in how we measure our operating performance. You should see the unaudited supplemental financial information in our press release for a reconciliation of EBITDA to its most comparable GAAP measure or income or loss from continuing operations before reorganization items and income tax expense.

In addition, we incurred pre-tax non-cash stock-based compensation expense of $1.7 million in the third quarter of 2006. No stock-based compensation expense was incurred during the third quarter of 2005 because we did not grant any stock-based awards until the fourth quarter of 2005. Earnings from continuing operations before income taxes, interest expense and depreciation and amortization, again, EBITDA for the nine month period of 2006 was a loss of $12.7 million adjusted for the $117.6 million good will impairment charge as compared to income of $39.6 million for the same period last year when excluding our $13.7 million of reorganization expenses and the $107.6 million of the gain that we recorded when we emerged from bankruptcy. In addition, we incurred pre-tax non-cash stock-based compensation expense of $8.1 million for the first nine months of 2006. As I said before, no stock-based compensation expense was incurred for the first nine months of 2005 as we didn’t grant any stock-based awards until the fourth quarter of 2005. A full presentation of the year to date results is included in the quarterly report on Form 10Q.

Now, let me take a moment to comment on the income tax expense and our NOLs. During the third quarter we incurred income tax expense of $55.6 million which included $52.7 million of expense taken to increase our valuation allowance related to our NOLs. This increase in our valuation allowance during the third quarter resulted from a decrease in the estimated annual amount of NOL

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

utilization allowed under the Internal Revenue Code. As I mentioned earlier, related to the good will impairment during the third quarter of 2006 we performed this updated valuation of our enterprise value which showed that the enterprise value had declined. This resulted in a decrease in the amount of expected NOL utilization allowed for the period from 2008 through 2023 which in turn resulted in an increase in the estimated amount of NOLs that will actually expire and go unused. Accordingly, we increased the valuation allowance related to the NOLs. Excluding the impact of this increased valuation allowance, income tax expense for the third quarter was $2.9 million.

Prior to our emergence from bankruptcy, Eddie Bauer was included in the consolidated federal income tax return of Spiegel’s majority stockholder, Spiegel Holdings, Inc. In September, 2006, Spiegel Holdings filed its federal income tax return for 2005, for the 2005 period prior to Eddie Bauer’s emergence from bankruptcy, that period being January 1, 2005 to June 21, 2005. Included in this return at our request was Spiegel’s election under Section 382-L6 of the Internal Revenue Code. The Section 382-L6 election by Spiegel Holdings had no impact on the required valuation allowance related to our NOLs, our results of operations or our financial condition as of September 30th.

That concludes my remarks. Let me now turn it back to Fabian.

Fabian:	Thank you, David. In conclusion, while results were lower for the third quarter than the prior year period, we are seeing some improvement following the implementation of our updated product strategy for the fall and holiday season. We know, however, that there is a lot of work ahead of us to restore positive performance and growth. Thanks for your continued interest and at this time we would now be happy to open the lines for questions. Operator, please go ahead.

Operator:	Ladies and gentlemen, the question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touchtone telephone. If you are using a speakerphone, please release your mute function to allow your signal to reach our equipment. Once again, that is star one on your telephone keypad to ask a question. And our first question will come from Craig Peckham with Jeffries & Company.

Q:	5.9 percent increase in September same store sales is a very impressive number. Could you give us a sense for what last year’s September month looked like?

Answer:	That is a number I believe we have not disclosed previously and I do not have it at the tip of my fingers.

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Q:	And I’ll try a related note.

Answer:	But I would say this, that given that we had just launched a product that did not work during the second half of the year, it was probably a lower number.

Q:	The comp store numbers obviously sort of turning positive here in the fourth quarter so far, can you elaborate a bit for the reasons for, come to terms on a definitive agreement at this point in time rather than I guess waiting to get more production and more visibility on how the all important holiday season were to play out?

Answer:	Well, following a comprehensive review process our board of directors has unanimously determined that the transaction today announced, or yesterday, is announced and is in the best interest of our company and the stockholders. And we believe that this transaction will provide Eddie Bauer with new resources and the time necessary to execute our turnaround strategy. And we look forward to partnering with Sun Capital and Golden Gate, which both bring extensive experience in the retail and catalog sectors. And more information will be available in the proxy statement.

Q:	Okay. Last question and I’ll let some others ask here. Could you just give us a sense for the gross margin impact in the third quarter from the introduction of the rewards program?

Answer:	The impact of the — remember the loyalty program was launched full blast in the third quarter following a pilot that we’d run for a couple of years. And the impact in the third quarter is about a $600,000 impact.

Q:	Okay, thank you.

Answer:	As we’re starting to build up the base of the loyalty members.

Answer:	Yeah and it continues to build through the fourth quarter, as Fabian mentioned.

Operator:	And next from Delta Partners we’ll here from Bret Jordan.

Q:	Sort of following on the line of the last question, I mean this seems more like a case of bad management than a bad brand and the merchandise beginning to turn seems like sort of an odd time to sell a business that’s generating EBITDA margins of less than half the peer group. Sort of give us some more color as to the timing of the expected close on this transaction and also whether alternative

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

sources of short-term capital were considered to keep this a public entity. It doesn’t seem to be doing the shareholders a great service to sell this out at what may very well be the bottom. Were you only looking at the sale of the company transactions or were you looking at possibly monetizing the distribution center to come up with some liquidity on a short-term basis? And also, if you can give us a little bit of color, I guess it’ll be in the proxy shortly, what management stands to gain in the transaction, whether there’s severance packages or what the benefit to the management team is?

Answer:	Bret, thank you for your questions. First of all on the other alternatives considered, the board of directors considered a variety of alternatives that will be discussed in more detail in the proxy statement. They determined that this transaction now is in the best interest of our company and its stockholders. And on the next question, when will a potential deal close, subject to stockholder approval and regulatory and other conditions, we currently expect the deal will close in Q1 of ’07. And on the last question, yes, that will — what does management stand to gain, that will be laid out in the proxy document.

Q:	Have you received a lot of shareholder support since this was announced yesterday morning?

Answer:	We have not had any time to interact with shareholders as we’ve been working through preparing this.

Q:	Thank you.

Answer:	Thank you.

Operator:	And as a reminder, ladies and gentlemen, if you would like to ask a question that is star one on your telephone keypad. And next from Wellington Management we’ll hear from Jamie Rome. Jamie Rome, your line is open. Jamie Rome you may want to release your mute function.

Q:	Fabian, hello, can you hear me?

Answer:	Yes, we can hear you now, sir.

Q:	Okay.

Operator:	Did you have a question, Mr. Rome.

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Q:	I have a couple of questions I’d like to ask. You may or may not be able to answer all of them but I have a series of them. So I’ll start with the first question is how did you value the firm?

Answer:	Are you asking how the firm was valued in terms of the good will impairment taken during the third quarter?

Q:	I’m asking in the process that you went through to value the firm for a sale, what metrics and how did you value this firm?

Answer:	Well that, again, will be laid out in the proxy statement.

Q:	Can you provide any insight as to any metrics that you might have used, any simplistic metrics that you might have used to benchmark the company?

Answer:	No, I think you’ll have to refer to the proxy statement when it comes out.

Q:	Okay. Why have you for a persistent period of time not communicated with your shareholders at all?

Answer:	We have conducted these conference calls on a quarterly basis and we’re doing it now as well.

Q:	Is your board available to speak with shareholders about your decision?

Answer:	The proxy statement will lay out the process for that part and if there’s any other follow up questions you have you can, if they’re related to the sale, direct them to Wendy Kopsic at Kekst & Company or if there are related to our earnings it would be Jim DeNike at the company.

Q:	I want you to state on this conference call clearly, do you really believe that this is the best route to create shareholder wealth, this transaction?

Answer:	The board unanimously believes that this transaction is in the best interest of our company and its stockholders.

Q:	Okay, my question, Fabian, was I’d like you to state for the record that you believe that this is the best route for wealth creation for your shareholders.

Answer:	I am — I, as a member of the board of directors, I am also a part of that decision, yes.

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Q:	And so you supported this transaction and you believe that it’s the best value creation plan for the shareholders?

Answer:	Yes.

Operator:	And next from Imperial Capital we’ll hear from Nick Capuano(?).

Q:	Yes, a question about Sun Capital and Golden Gate. What, given that your company appears to have ample liquidity in the short-term and even in this imperative state, what, if you can elaborate on what they will bring to your company to help a turnaround that already seems at least to be in the initial stages happening give your better revenue results and better ___results at the end of last quarter and beginning part of this quarter.

Answer:	Well, it would be hard for us to speculate on behalf of the buyers. However, they do bring differentiated and directly relevant expertise to Eddie Bauer that will be utilized extensively. Golden Gate has been among the largest acquirers of women’s apparel direct marketers including Eddie Bauer’s formal affiliates, Spiegel and Newport News. And Sun Capital Partners has been the largest acquirer of retail and direct apparel businesses including Merman’s, ShopKo, Anchor Blue and Lillian Vernon. And the collective experiences of those, of the two will — and their ___ companies will be utilized to enhance Eddie Bauer’s position in the retail marketplace.

Operator:	And next from Lagrange Capital we’ll hear from Grange Johnson.

Q:	Yeah, I just had a question. Is this current management team staying on post the transaction?

Answer:	We cannot speculate on that at this time.

Q:	You mean Golden Gate’s just — you haven’t been asked to sign any management contracts? Usually in an LBO a key is retention contracts. There’s no retention contracts? They’re just buying this without management?

Answer:	It’s too early to speculate on those future decisions.

Q:	Just to be clear in the negotiation to a definitive agreement they’re willing to sign a definitive agreement and they’re willing to close the transaction and you are willing as management allow that to happen with no contracts in place. Is that an accurate statement of what’s gone on before?

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Answer:	Well, the proxy statement and the agreement will lay out what is included in the arrangement.

Q:	So there will — so there are — does that mean there are contracts?

Answer:	And also I want it to be clear that it’s a board decision, not the management decision.

Q:	No, I understand that. I’m just curious if this management team is being retained post this transaction. I’m not even asking for its compensation. Just, is it being retained, yes or no?

Answer:	I think it’s too early to speculate.

Q:	I find that hard to believe. You mean you, in the negotiations for this you didn’t — it never occurred to you? The question was never asked?

Answer:	We just signed the agreement and I think in this agreement they have to assume certain material contracts.

Q:	And what are the remaining duration of CEO, CFO contracts that they’re assuming? What’s the duration?

Answer:	First of all, since we only have an interim CFO that is not a contract that’s being assumed. But the CEO contract will be a part of the agreement.

Q:	And how long is that? Is it a new one or is it an existing one?

Answer:	It’s an existing one.

Q:	And how long does it last for?

Answer:	It lasts for approximately another two years.

Q:	Is it being amended or changed as part of this agreement?

Answer:	It is a public document so I will have to refer you to that document.

Q:	So that means it’s not being amended or changed?

Answer:	Not being changed.

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Q:	And I guess what — I mean I’m just getting back to what I think everyone else has asked is given that you came out of bankruptcy at $20, $25, $35 a share, somewhere in that range and you’re now taking it private at $9 and it sounds like management in some way, shape or form is staying on and at least it looks like things while aren’t great are stable. I’m coming — I’m having a hard time believing that a $9.25 cash transaction price is the best way to build shareholder value. I mean I could see how replacing management might be a good way to build shareholder value but I’m having a hard time seeing it. Can you give more logic as to what’s going on? Is bankruptcy imminent? Because it would seem that unless bankruptcy was absolutely imminent, I mean in the next six months, I’m having a hard time coming up with why this is good for management — why this is good for shareholders and why shareholders should vote for this transaction?

Answer:	Well, the proxy will lay out that decision within ten days.

Operator:	And moving on, next from River Run Management we’ll hear from Ian Wallace.

Q:	Hi. In the board’s discussions about the purchase price, was there any discussion about the leaks that were ongoing during the process and the lack of integrity in the process and the stock price manipulation?

Answer:	We can’t comment on that and any further information will be in the proxy.

Q:	Okay but the specific stories that appeared in Debt Wire identifying buyers and kind of pushing the stock price down. Were those a subject of discussion or...?

Answer:	Well, our corporate policy is not to comment on rumors and how the board reached this conclusion will be laid out in the proxy statement.

Q:	Okay, well I guess they weren’t rumors. They were leaks and there was a lack of integrity in the process.

Answer:	Well, we have no information about that.

Q:	Okay, you don’t. You didn’t see the press stories? Do you want me to forward those to you?

Answer:	Well, you’re asking me if there was any leaks that we are aware of and we are not aware of any leaks.

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Q:	Okay. But you did not see the press stories that had specific information identifying the price and everything else? You saw the stories or you did not see those stories?

Answer:	I saw obviously press stories as we all did but no info on how or why.

Q:	Okay but you didn’t think it was worth exploring?

Answer:	Not sure I’m understanding the question.

Q:	Was the board concerned that you announced a deal at a premium to the price and it was a premium to the price because the price had been manipulated down through leaks about the process?

Answer:	Well, I think any — you never like to see rumors out but there’s nothing that we can do to control that.

Q:	Okay but I guess the process was run without integrity and you still feel like it was a good process.

Answer:	I would not say that the process was run without integrity. It was run with integrity.

Operator:	And next from Cape and Beckman(?) we’ll hear from Zaytee(?) King.

Q:	Yes, the debt number at 9/30, is that a seasonal high and can you give us an update on what that number is kind of currently?

Answer:	I can’t give you an update about where it is currently but our third quarter debt number will typically be the highest quarter and debt number. It will usually be the highest revolver draw, yeah.

Q:	Well, we don’t have — I don’t think we have a September 30, 2005 number. Can you give us then a magnitude of how much that typically might come down?

Answer:	Well, last year we finished the year with zero debt and excess cash. And that would be the typical pattern that you would expect to see with a business as seasonal as ours.

Q:	But I don’t think we had the 9/30 number so I’m not sure what that tells me if you finished the year with.

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Third Quarter 2006 Earnings Call
November 14, 2006

Answer:	___. I think that September 30th number — I don’t have the September 30th number in front of me last year. But there was a revolver draw at the end of September. I just don’t have the number in front of me.

Q:	Okay. My other question is can you comment at all on the multi-tiered termination fee, the rationale behind that? That’s not something that you see a lot.

Answer:	We cannot comment on that but it will be laid out in the proxy statement.

Operator:	And ladies and gentlemen, if you would like to ask a question, that is star, one on your telephone keypad. And next from Allchem(?) we’ll hear from Bret ___.

Q:	Yeah, hi. Is it possible to have a conference call with the board of directors once the proxy comes out because I think it’s clear as ourselves and everybody on this call that if they’re going through a sales process to end at $9.25 right when the business is starting to turn around is one of the worst outcomes we could have ever imagined. So and I think it’s very important that we’re all in an open forum able to understand exactly the process that the board went through because it makes no sense to many of us how, with a brand such as Eddie Bauer we can end up at a $9.25 price when the business is starting to turnaround. So is it possible to have a conference call?

Answer:	Well, you can certainly request that and on the other part is also that of course the proxy will lay out the process.

Q:	And what is the vote required for this?

Answer:	Majority.

Q:	Majority, okay. Thanks.

Answer:	thank you.

Operator:	And from River Run we’ll hear from Rayhan Jeffer.

Q:	Hi. A couple questions. The evaluation process when you started it in May, have your results been on target to your internal budget that kind of related to the ___you may have presented to potential buyers?

Answer:	I can say that the results from May through September have been on target with the forecast that we have provided.

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Q:	Okay. What was the stock price the day before you announced the transaction?

Answer:	The day before we announced the transaction?

Q:	The day before you announced you were going to sell the company.

Answer:	Oh, the day before we announced the deal or the day before we announced we were exploring strategic alternatives in May?

Q:	The day before you announced you were exploring strategic alternatives.

Answer:	I don’t know that answer.

Q:	Okay, it was $12.75. And I found it somewhat disingenuous when you were reporting a 14 percent premium the last 14 days of trading, which a very small percentage of your stock traded above five percent. As well as from what I remember last year, I think there was about $100 million pay down from 9/30/05 through 12/31/05 when you look at net debt. I also kind of find it interesting when you’re reporting 9/30 net debt in this number when it looks like the transaction price is probably $100 million less than what it seems to be in here, in the number you quoted in the press release. It also would have been nice if you were to have released the proxy materials before this call so we could have had a little bit more open discussion on some of these topics instead of hiding behind a lot of these questions. It would have been — I think we would have liked a lot more out of it. In terms of the — if the shareholders vote down this transaction, my reading of the merger document is there is no breakup fee, there’s just the fees have to be reimbursed for the sponsors. Is that right?

Answer:	We’ll have to refer you to the actual agreement that is filed.

Operator:	And next from QVT Financial we’ll hear from Kevin McGoey.

Q:	Perhaps I missed this. Did you disclose what the same store sales were in October?

Answer:	No. We disclosed what it was for the six week period in the fourth quarter to date.

Q:	And what was that?

Answer:	It was a plus 1.6.

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006

Operator:	And at this time there does appear to be no further questions. I would like to turn things back over to you Mr. Mansson for any additional closing remarks.

Fabian:	I’d like to thank everybody for joining us on this call today and for your continued interest in Eddie Bauer. And have a good evening.

Operator:	Ladies and gentlemen, that does conclude today’s presentation. We do thank everyone for their participation and have a wonderful day.
END
Cautionary Statement Regarding Forward-Looking Statements
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of Eddie Bauer’s management. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. These include, for example: Eddie Bauer may be unable to obtain shareholder approval required for the merger, the timing of, and regulatory and other conditions associated with, the completion of the merger; volatility in the stock markets; proposed store openings and closings; proposed capital expenditures; projected financing requirements; proposed developmental projects; projected sales and earnings, and Eddie Bauer’s ability to maintain selling margins; general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; Eddie Bauer’s ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; and the effect of inflation. Additional factors that may affect the future results of Eddie Bauer are set forth in its filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s web site at http://www.sec.gov.
Important Information for Investors and Stockholders
     In connection with the merger and related transactions, Eddie Bauer will file a proxy statement with the SEC. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction when it becomes available. Investors and security holders will be able to obtain a copy of the proxy statement and

Eddie Bauer Holdings, Inc.
Third Quarter 2006 Earnings Call
November 14, 2006
other documents containing information about Eddie Bauer, free of charge, at the SEC’s web site as www.sec.gov. In addition, copies of the proxy statement will be available free of charge on the investor relations portion of the Eddie Bauer website at www.eddiebauer.com, and may also be obtained by writing Eddie Bauer Holdings, Inc.’s investor relations department, at 15010 NE 36th Street, Redmond, WA 98052, or by calling 425-755-6209.
Eddie Bauer and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Eddie Bauer’s shareholders in respect of the proposed transaction. Information regarding Eddie Bauer’s directors and executive officers is available in the company’s Form 10, filed with the SEC on May 1, 2006 and amended on June 27, 2006. Additional information regarding the interests of such potential participants will be included in the forthcoming proxy statement and other relevant documents filed with the SEC when they become available.